EXHIBIT 8.1

List of Subsidiaries and Consolidated Affiliated Entities

Subsidiaries*:

Baidu Online Network Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu (China) Co., Ltd. — Incorporated in the PRC

Baidu.com Times Technology (Beijing) Co., Ltd. — Incorporated in the PRC

Baidu International Technology (Shenzhen) Co., Ltd. — Incorporated in the PRC

Baidu Japan Inc. — Incorporated in Japan

Baido, Inc. — Incorporated in Japan

Hyakudo, Inc. — Incorporated in Japan

Baidu Holdings Limited — Incorporated in the British Virgin Islands

Baidu (Hong Kong) Limited — Incorporated in Hong Kong

Baidu USA LLC — Incorporated in the USA

Consolidated Affiliated Entities:

Beijing Baidu Netcom Science Technology Co., Ltd. — Incorporated in the PRC

Beijing Perusal Technology Co., Ltd. — Incorporated in the PRC

Beijing BaiduPay Science and Technology Co., Ltd. — Incorporated in the PRC

Baidu HR Consulting (Shanghai) Co., Ltd. — Incorporated in the PRC

*	In addition, we own 100% ordinary shares in Qiyi.com Inc., representing 61.11% equity interests in Qiyi.com Inc. on an as-converted basis. However, we have not consolidated the financial results of Qiyi.com Inc. in our financial statements under the U.S. GAAP because we are deemed to not having a “control” over Qiyi.com Inc. due to certain substantive participating rights provided to the convertible redeemable preferred shareholder.